UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 29, 2007
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On October 23, 2007, the Company released its earnings for the third quarter ended September 29, 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. October 23, 2007 press release announcing its third quarter 2007 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: October 25, 2007

By:  /s/ William R. Mills

                                           William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                              Description

  99.1            Weis Markets, Inc. October 23, 2007 press release announcing its third quarter 2007 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	October 23, 2007
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS ISSUES THIRD QUARTER RESULTS

     (SUNBURY, PA) – Weis Markets, Inc. (NYSE: WMK) today said its third quarter sales increased 1.4% to $565.0 million compared to the same period a year ago and its comparable store sales increased 1.8%.

     For the thirteen week period ending September 29, 2007, the Company's net income declined 6.5% to $10.8 million and its earnings per share declined $.03 to $.40 per share as compared to the same period one year ago.

     The Company said its sales were impacted by lower pharmacy sales as the result of generic prescriptions supplanting their brand-name counterparts and the shift of Medicare D prescriptions to mail order. The Company's sales continue to benefit from increased perishable sales, successful sales building strategies and aggressive promotional activity in several key markets.

     The Company said its net income and earnings per share were impacted by accelerated depreciation and amortization for previous year capital expenditures and increased labor costs. The Company is continuing to implement programs to manage its labor costs.

Year To Date

     Year to date, the Company's sales increased 2.9% to $1.7 billion while its comparable store sales increased 3.0%. For the thirty-nine week period ending September 29, 2007, net income increased .9% to $42.4 million and earnings per share increased $.02 to $1.57 per share.

About Weis Markets

     This year, Weis Markets, Inc. marked its 95th year of operation. Today, the Company operates 155 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia. The Company also owns and operates SuperPetz, a pet supply superstore chain with 30 locations in ten states.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Third Quarter - 2007
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Sept. 29, 2007	Sept. 30, 2006	(Decrease)
Net Sales	$564,966,000	$557,177,000	1.4%
Income Before Taxes	15,991,000	17,242,000	(7.3%)
Provision for Income Taxes	5,174,000	5,677,000	(8.9%)
Net Income	$10,817,000	$11,565,000	(6.5%)

Weighted-Average
Shares Outstanding	26,999,000	27,029,000	(30,000)
Basic and Diluted
Earnings Per Share	$0.40	$0.43	($0.03)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	Sept. 29, 2007	Sept. 30, 2006	(Decrease)
Net Sales	$1,715,573,000	$1,666,907,000	2.9%
Income Before Taxes	64,859,000	64,642,000	0.3%
Provision for Income Taxes	22,479,000	22,650,000	(0.8%)
Net Income	$42,380,000	$41,992,000	0.9%

Weighted-Average
Shares Outstanding	26,998,000	27,032,000	(34,000)
Basic and Diluted
Earnings Per Share	$1.57	$1.55	$0.02